Exhibit 10.1

FIRST AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

This First Amendment to Revolving Credit, Term Loan and Security Agreement (this "First Amendment") is dated this 12th day of May, 2017, by and among UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation ("Universal"), DUNKIRK SPECIALTY STEEL, LLC, a Delaware limited liability company ("Dunkirk"), NORTH JACKSON SPECIALTY STEEL, LLC, a Delaware limited liability company ("North Jackson") (Universal, Dunkirk, North Jackson are collectively, the "Borrowers", and each a "Borrower"), the LENDERS party hereto, and PNC BANK, NATIONAL ASSOCIATION ("PNC"), in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the "Administrative Agent").

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors party thereto, the Lenders, the Administrative Agent, PNC and BANK OF AMERICA, N.A., as co-collateral agents for Lenders entered into that certain Revolving Credit, Term Loan and Security Agreement, dated as of January 21, 2016 (as amended, modified, supplemented, extended, renewed or restated from time to time, the "Credit Agreement"); and

WHEREAS, the Borrowers desire to amend certain provisions of the Credit Agreement, and the Lenders and the Administrative Agent agree to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.All capitalized terms used herein which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement unless the context herein clearly indicates otherwise.

2.Section 1.2 of the Credit Agreement is hereby amended by deleting the following definition in its entirety and inserting in its stead the following:

"Availability Block" shall mean Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000.00). Upon completion and acceptance by the Co-Collateral Agents of an equipment or Real Property Collateral appraisal in accordance with Section 4.7, the Co-Collateral Agents shall have the right, in their sole discretion upon written notice to the Borrowing Agent, to increase the Availability Block by the positive difference, if any, between (A) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), minus (B) the difference between (x) the sum of (i) eighty-five percent (85%) of the net orderly liquidation value of the equipment, (ii) fifty percent (50%) of the fair market value of the Real Property Collateral, and (iii) the then current Availability Block, minus (y) the then current outstanding principal balance of the Term Loan.

3.A new Section 6.14 is hereby added to the Credit Agreement, immediately following Section 6.13:

6.14Flood Insurance

Notwithstanding anything to the contrary set forth herein, no Loan Party or any Agent shall enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date that is located in a “special flood hazard area” until the date that is forty-five (45) days after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by applicable Flood Laws, evidence of required flood insurance with respect to which flood insurance has been made available under applicable Flood Laws; provided that any such Mortgage may be entered into prior to such period expiring if the Administrative Agent shall have received confirmation from each Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

4.Section 16.2 of the Credit Agreement is hereby amended by adding the following new clause (g) to the end thereof, immediately following clause (f):

(g) Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, any increase, extension or renewal of any Advances or any related commitment hereunder shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to all Lenders.

5.The provisions of Sections 2 through 4 of this First Amendment shall not become effective until the Administrative Agent shall have received:

(a) this First Amendment, duly executed by the Borrowers, the Lenders and the Administrative Agent;

(b) payment of all fees and expenses owed to the Administrative Agent, and the Administrative Agent's counsel in connection with this First Amendment and the Credit Agreement; and

(c) such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.

6.Each Loan Party hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

7.Each Loan Party acknowledges and agrees that each and every document, instrument or agreement, which secured the Obligations immediately prior to the entering into of this First Amendment, continues to secure the Obligations.

8.Each Loan Party represents and warrants to each Agent and each of the Lenders as follows: (i) such Loan Party has the full power to enter into, execute, deliver and carry out this First Amendment and all such actions have been duly authorized by all necessary proceedings on its part, (ii) neither the execution and delivery of this First Amendment by such Loan Party nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof by any of them will conflict with, constitute a default under or result in any breach of (a) such Loan Party's Organizational Documents or (b) any Law or any Material Contract or instrument or order, writ, judgment, injunction or decree to which such Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of such Loan Party, and (iii) this First Amendment has been duly and validly executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of this First Amendment may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally.

9.Each Loan Party represents and warrants that (i) no Default or Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof or any transaction completed hereby, and (ii) the schedules attached to and made a part of the Credit Agreement, are true and correct in all material respects as of the date hereof, except as such schedules may have heretofore been amended or modified in writing in accordance with the Credit Agreement or pursuant to this First Amendment.

10.Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

11.The agreements contained in this First Amendment are limited to the specific agreements made herein.  Except as expressly set forth herein, this First Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Agents or the Lenders under the Credit Agreement or any Other Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any Other Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any Other Document in similar or different circumstances.  This First Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.  This First Amendment amends the Credit Agreement and is not a novation thereof.  Nothing expressed or implied in this First Amendment or any other document contemplated hereby shall be construed as a release or other discharge of any Borrower or any Guarantor under the Credit Agreement or any Other Document from any of its obligations and liabilities thereunder.

12.This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.  Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

13.This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of law thereof.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the courts of the Commonwealth of Pennsylvania sitting in Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or relating to this First Amendment.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, by their officers thereunto duly authorized, have executed this First Amendment on the day and year first above written.

BORROWERS:
WITNESS: /s/ Paul A. McGrath_______	UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. By: /s/ Ross C. Wilkin________(SEAL) Name:Ross C. Wilkin Title: VP Finance, CFO & Treasurer
WITNESS: /s/ Paul A. McGrath_______	DUNKIRK SPECIALTY STEEL, LLC By: /s/ Ross C. Wilkin_________(SEAL) Name:Ross C. Wilkin Title:Executive Officer
WITNESS: /s/ Paul A. McGrath_______	NORTH JACKSON SPECIALTY STEEL, LLC By: /s/ Ross C. Wilkin________ (SEAL) Name:Ross C. Wilkin Title:Treasurer

AGENT AND LENDERS:
PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent
By:__/s/ David B.Thayer_______________ Name:David B. Thayer Title:Vice President

BANK OF AMERICA, N.A., as a Lender
By: /s/ Christy Bowen________________ Name:Christy Bowen Title:Vice President